Exhibit 10.5

MOSAIC IMMUNOENGINEERING INC.

CODE OF BUSINESS CONDUCT AND ETHICS

Adopted November 3, 2020

INTRODUCTION

This Code of Business Conduct and Ethics (“Code”) is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents we file with or submit to the U.S. Securities and Exchange Commission and in our other public communications;
•	compliance with applicable laws, rules and regulations;
•	compliance with this Code and Company policies and procedures; and
•	the prompt internal reporting of violations of this Code.

This Code applies to all directors, officers and employees of the Mosaic ImmunoEngineering Inc. and its subsidiaries (the “Company”), who, unless otherwise specified, will be referred to jointly as “employees”. Agents and contractors acting on behalf of the Company are also expected to read, understand and abide by this Code.

This Code should help guide your conduct in the course of our business. However, many of the principles described in this Code are general in nature, and the Code does not cover every situation that may arise. Use common sense and good judgment in applying this Code. If you have any questions about applying the Code, it is your responsibility to seek guidance from the Chief Executive Officer, the Chief Financial Officer or designated legal personnel (if any).

This Code is not the exclusive source of guidance and information regarding the conduct of our business. You should consult applicable policies and procedures in specific areas as they apply. The Code is intended to supplement, not replace, the other policies and procedures of the Company.

We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Code at any time and for any reason, subject to applicable law.

YOUR RESPONSIBILITIES

•	You are expected to read and understand this Code of Business Conduct and Ethics.
•	You must uphold these standards in day-to-day activities and comply with all applicable policies and procedures in the Code.
•	Part of your job and ethical responsibility is to help enforce this Code. You should be alert to possible violations and promptly report violations or suspected violations of this Code. You can report violations using the following email address gfelcyn@mosaicie.com. Please refer to “Procedural Matters – Reporting Violations” for more information.
•	You must cooperate with investigations into possible Code violations and be truthful and forthcoming in the course of these investigations.
•	Reprisals, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in good faith in any investigation or process with respect to such a violation, is prohibited.
•	In trying to determine whether any given action is appropriate, keep these steps in mind:
o	Obtain all relevant facts.
o	Assess the responsibilities and roles of those involved.
o	Using your judgment and common sense, evaluate whether the action seems unethical or improper.
o	Seek guidance.

1

If you are unsure about any situation or any provision of the Code, discuss the matter with your manager, the Chief Executive Officer, the Chief Financial Officer or designated legal personnel (if any).

GENERAL STANDARDS OF CONDUCT

Overview

Honest and ethical conduct is critical to our business. All of the Company’s employees, agents and contractors have a duty to comply with applicable law, as well as the spirit of the law and to act in an honest and ethical manner.

Compliance with law

You are responsible for complying with all laws, rules, regulations and regulatory orders applicable to the conduct of our business as well as the spirit of the law. If you are located or engaging in business outside of the United States, you must comply with laws, rules, regulations and regulatory orders of the United States, including the Foreign Corrupt Practices Act and U.S. export rules and regulations, in addition to the applicable laws of other jurisdictions. If compliance with the Code should ever conflict with law, you must comply with the law.

You should undertake to acquire knowledge of the legal requirements relating to your duties sufficient to enable you to recognize potential dangers and to know when to seek advice from managers or other appropriate personnel.

The Company’s employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where the Company otherwise does business, including laws prohibiting bribery, corruption, or the conduct of business with specified individuals, companies, or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, you are expected to comply with U.S. laws, rules, and regulations governing the conduct of business by its citizens and corporations outside the United States.

These U.S. laws, rules, and regulations, which extend to all Company activities outside the United States, include but are not limited to:

(i)	the Foreign Corrupt Practices Act (“FCPA”) and related anti-corruption laws, which prohibit directly or indirectly giving anything of value to a foreign government official or U.S. public official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all Company transactions being properly recorded;
(ii)	U.S. embargoes, which restrict or, in some cases, prohibit companies, their subsidiaries and their employees from doing business with certain other countries identified on a list that changes periodically or specific companies or individuals;
(iii)	export controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons, or denied entities from the United States, or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies, or denied entities; and
(iv)	antiboycott compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the United States or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, seek assistance from the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) before taking any action, including giving any verbal assurances that might be regulated by international laws.

2

Violations of laws, rules, regulations and orders may subject you to individual criminal or civil liability, in addition to discipline by the Company. Violations may also subject the Company to civil or criminal liability or the loss of business.

No discrimination or harassment

The Company is committed to providing a work environment that is free of discrimination and harassment. The Company is an equal opportunity employer and makes employment decisions on the basis of merit and business needs.

Health and safety

You are responsible for using good judgment to help ensure a safe and healthy workplace for all employees. This includes following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs, marijuana, or alcohol. The use of illegal drugs or marijuana in the workplace will not be tolerated.

AVOIDING CONFLICTS OF INTERESTS

Overview

Your decisions and actions in the course of your employment with the Company should be based on the best interests of the Company, and not based on personal relationships or benefits. You should seek to avoid situations where your personal activities and relationships conflict, or appear to conflict, with the interests of the Company. This includes situations where you may have or appear to have an indirect conflict through, for example, a significant other or a relative or other persons or entities with which you have a business, social, familial, personal or other relationship. A conflict may also arise when you take actions or have interests that make it difficult for you to perform your work for the Company objectively and effectively. You must disclose to your manager any interest that you have that may, or may appear to, conflict with the interests of the Company.

If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or director of the Company, you should discuss the matter with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) (as further described in “Procedural Matters” below). Supervisors may not authorize conflict of interest matters without first seeking the approval of the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) and filing with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any). Executive officers and directors may seek authorization from the Audit Committee, or if the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) determines that it is not practicable or desirable for the Company to wait until the next Audit Committee meeting, the conflict of interest matter shall be submitted to the Chair of the Audit Committee provided that the Chair of the Audit Committee shall report to the Audit Committee at its next meeting any approval or ratification under this delegated authority. Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	whether it may interfere with the employee’s job performance, responsibilities or morale;
•	whether the employee has access to confidential information;
•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;
•	any potential adverse or beneficial impact on the Company’s business;
•	any potential adverse or beneficial impact on the Company’s relationships with its customers or suppliers or other service providers;
•	whether it would enhance or support a competitor’s position;
•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;
•	the extent to which it would result in financial or other benefit (direct or indirect) to one of the Company’s customers, suppliers, or other service providers; and
•	the extent to which it would appear improper to an outside observer.

3

There are a variety of situations in which a conflict of interest may arise. While it would be impractical to attempt to list all possible situations, some common types of conflicts are discussed below.

Outside employment, directorships and advisory roles

Unless you are a non-employee director of the Company, you may not perform services as a director, advisor, employee, agent or contractor for a customer, a supplier or any other entity that has a business relationship with the Company or is a competitor, or may be deemed a competitor, without approval from the Company. Non-employee directors of the Company must promptly inform the Company of any such service.

Financial interests in other companies

You should not have a financial interest—including an indirect interest through, for example, a relative or significant other—in any organization if that interest would give you or would appear to give you a conflict of interest with the Company. You should be particularly sensitive to financial interests in competitors, suppliers, customers, distributors and strategic partners.

Transactions with the Company

If you have a significant financial interest in a transaction involving the Company—including an indirect interest through, for example, a relative or significant other or a business entity—you must disclose that interest, and that interest must be approved by the company in a manner specified by Company policy. We encourage you to seek guidance if you have any questions as to whether an interest in a transaction is significant. If it is determined that the transaction is required to be reported under SEC rules, the transaction will be subject to review and approval by the Audit Committee of the Board of Directors. Any dealings with a related party must be conducted in such a way that no preferential treatment is given to that business.

Corporate opportunities

You may not directly or indirectly exploit for personal gain any opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Board of Directors or its designated committee and the Board of Directors or its designated committee declines to pursue the opportunity. Even opportunities that are acquired privately by you may be questionable if they are related to the Company’s existing or proposed lines of business. You cannot use your position with the Company or corporate property or information for improper personal gain, nor can you compete with the Company in any way.

Any outside association, interest, relationship or participation in a transaction that is fully disclosed to and approved by the Company shall not be a prohibited conflict of interest. Officers and directors of the Company must fully disclose the circumstances of any actual or foreseeable conflict of interest to the Chief Executive Officer, Chief Financial Officer of the Company and the Compliance Officer or to the Chair of the Audit Committee. All other individuals subject to this Code may disclose the circumstances of any actual or foreseeable conflict of interest to their supervisor or the Compliance Officer.

Loans by the Company

Loans from the Company to directors and executive officers are prohibited. Loans from the Company to other officers and employees must be approved in advance by the Board of Directors or its designed committee.

4

Improper benefits

You may not receive any improper benefit as a result of your position with the Company.

Improper conduct

Employees may not engage in any conduct or activities that materially disrupt or impair the Company’s relationship with any person or entity with which the Company has or proposes to enter into a business or contractual relationship.

Election or appointment to public office

You may serve in an elected or appointed public office provided that the position does not create or appear to create a conflict of interest.

Guidance and approvals

Evaluating whether a conflict of interest exists, or may appear to exist, requires the consideration of many factors. We encourage you to seek guidance and approval in any case where you have any questions or doubts. The Company may at any time rescind prior approvals to avoid a conflict of interest, or the appearance of a conflict of interest, for any reason deemed to be in the best interest of the Company.

PUBLIC COMMUNICATIONS

Public communications and filings

The Company files reports and other documents with regulatory authorities, including the U.S. Securities and Exchange Commission. In addition, from time to time the Company makes other public communications, such as issuing press releases.

Depending upon your position with the Company, you may be called upon to provide information to help assure that the Company’s public reports and communications are complete, fair, accurate and understandable. You are expected to use all reasonable efforts to provide complete, accurate, objective, relevant, timely and understandable answers to inquiries related to the Company’s public disclosures.

Individuals involved in the preparation of public reports and communications must use all reasonable efforts to comply with our disclosure controls and procedures, which are designed to ensure full, fair, accurate, timely and understandable disclosure in our public reports and communications.

If you believe that any disclosure is materially misleading or if you become aware of any material information that you believe should be disclosed to the public, it is your responsibility to bring this information to the attention of the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any). If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors.

5

Communication procedures

You may not communicate externally on behalf of the Company unless you are authorized to do so. In summary:

•	Our Chief Executive Officer, Chief Financial Officer, and investor relations personnel, and their authorized designees, are our official spokespeople for financial matters.
•	Our Chief Executive Officer, Chief Financial Officer, and investor relations personnel, and their authorized designees, are our official spokespeople for public comment, press, marketing, technical and other such information.

You should refer all calls or other inquiries from the press, market professionals or security holders to the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any), which will see that the inquiry is directed to the appropriate persons within the Company.

All communications made to public audiences on behalf of the Company, including formal communications and presentations made to investors, customers or the press, require prior approval of the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any).

FINANCIAL REPORTING

Overview

As a public company, we are required to follow strict accounting principles and standards, to report financial information accurately and completely in accordance with these principles and standards, and to have appropriate internal controls and procedures to ensure that our accounting and financial reporting complies with law. The integrity of our financial transactions and records is critical to the operation of our business and is a key factor in maintaining the confidence and trust of our employees, security holders and other stakeholders.

Compliance with rules, controls and procedures

It is important that all transactions are properly recorded, classified and summarized in our financial statements, books and records in accordance with our policies, controls and procedures, as well as all generally accepted accounting principles, standards, laws, rules and regulations for accounting and financial reporting. If you have responsibility for or any involvement in financial reporting or accounting, you should have an appropriate understanding of, and you should seek in good faith to adhere to, relevant accounting and financial reporting principles, standards, laws, rules and regulations and the Company’s financial and accounting policies, controls and procedures. If you are a senior officer, you should seek to ensure that the internal controls and procedures in your business area are in place, understood and followed.

Accuracy of records and reports

It is important that those who rely on records and reports—managers and other decision makers, creditors, vendors, and auditors—have complete, accurate and timely information. False, misleading or incomplete information undermines the Company’s ability to make good decisions about resources, employees and programs and may, in some cases, result in violations of law. Anyone involved in preparing financial or accounting records or reports, including financial statements and schedules, must be diligent in assuring that those records and reports are complete, accurate and timely. Anyone representing or certifying as to the accuracy of such records and reports should make an inquiry or review adequate to establish a good faith belief in their accuracy.

6

Even if you are not directly involved in financial reporting or accounting, you are likely involved with financial records or reports of some kind—a voucher, time sheet, invoice or expense report. In addition, most employees have involvement with product, marketing or administrative activities, or performance evaluations, which can affect our reported financial condition or results. Therefore, the Company expects you, regardless of whether you are otherwise required to be familiar with finance or accounting matters, to use all reasonable efforts to ensure that every business record or report with which you deal is accurate, complete and reliable.

Intentional misconduct

You may not intentionally misrepresent the Company’s financial performance or otherwise intentionally compromise the integrity of the Company’s reports, records, policies and procedures. For example, you may not:

•	report information or enter information in the Company’s books, records or reports that fraudulently or intentionally hides, misrepresents or disguises the true nature of any financial or non-financial transaction or result;
•	disburse any corporate funds or other corporate property without adequate supporting documentation and authorization;
•	establish any undisclosed or unrecorded fund, account, asset or liability for any improper purpose;
•	enter into any transaction or agreement that accelerates, postpones or otherwise manipulates the accurate and timely recording of revenues or expenses;
•	intentionally misclassify transactions as to accounts, business units or accounting periods; or
•	knowingly assist others in any of the above.

Dealing with auditors

Our auditors have a duty to review our records in a fair and accurate manner. You are expected to cooperate with independent and internal auditors in good faith and in accordance with law. In addition, you must not fraudulently induce or influence, coerce, manipulate or mislead our independent or internal auditors regarding financial records, processes, controls or procedures or other matters relevant to their engagement. You may not engage, directly or indirectly, any outside auditors to perform any audit, audit-related, tax or other services, including consulting, without written approval from the Chief Financial Officer and the Audit Committee of the Board of Directors.

Obligation to investigate and report potential violations

You should make appropriate inquiries in the event you may see, for example:

•	financial results that seem inconsistent with underlying business performance;
•	inaccurate financial records, including travel and expense reports, time sheets or invoices;
•	the circumventing of mandated review and approval procedures;
•	transactions that appear inconsistent with good business economics;
•	the absence or weakness of processes or controls; or
•	persons within the Company seeking to improperly influence the work of our financial or accounting personnel, or our external or internal auditors.

Dishonest or inaccurate reporting can lead to civil or even criminal liability for you and the Company and can lead to a loss of public faith in the Company. You are required to promptly report any case of suspected financial or operational misrepresentation or impropriety.

7

Keeping the Audit Committee informed

The Audit Committee plays an important role in ensuring the integrity of our public reports. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should notify the Audit Committee of the Board of Directors. In particular, the Chief Executive Officer and senior financial officers such as the Chief Financial Officer should promptly bring to the attention of the Audit Committee any information of which he or she may become aware concerning, for example:

•	the accuracy of material disclosures made by the Company in its public filings;
•	material violations of the securities laws or other laws, rules or regulations applicable to the Company;
•	material weaknesses or significant deficiencies in internal control over financial reporting;
•	any evidence of fraud that involves an employee who has a significant role in the Company’s financial reporting, disclosures or internal controls or procedures; or
•	any evidence of a material violation of the policies in this Code regarding financial reporting.

SAFEGUARDING COMPANY ASSETS

Overview

All employees, agents and contractors are responsible for the proper use of Company assets. This responsibility applies to all of the Company’s assets, including your time, work and work product; cash and accounts; physical assets such as biological materials, inventory, equipment, vehicles, computers, systems, facilities and supplies; intellectual property, such as patents, copyrights, trademarks, inventions, technology and trade secrets; and other proprietary or nonpublic information.

•	You should use all reasonable efforts to safeguard Company assets against loss, damage, misuse or theft.
•	You should be alert to situations that could lead to loss, damage, misuse or theft of Company assets, and should report any loss, damage, misuse or theft as soon as it comes to your attention.
•	You should not use, transfer, misappropriate, loan, sell or donate Company assets without appropriate authorization.
•	You must take reasonable steps to ensure that the Company receives good value for Company funds spent.
•	You may not use Company assets in a manner that would result in or facilitate the violation of law.
•	You should use and safeguard assets entrusted to the Company’s custody by customers, suppliers and others in the same manner as Company assets.

Misuse of Company computer equipment

You may not, while acting on behalf of the Company or while using its computing or communications equipment or facilities, either:

•	access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or
•	commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.

8

Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of the Company, either while acting on the Company’s behalf or using its computing or communications equipment or facilities, you should contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) for approval.

All data residing on or transmitted through the Company’s computing and communications facilities, including email and word processing documents, is the property of the Company and subject to inspection, retention and review by the Company in accordance with applicable law.

Protecting the Company’s information

In the course of your involvement with the Company, you may come into possession of information that has not been disclosed or made available to the general public. This nonpublic information may include, among other things:

•	financial data and projections;
•	proprietary and technical information, such as preclinical and clinical data, trade secrets, patents, inventions, product plans and customer lists;
•	developments in research and development, including the results of clinical studies;
•	information regarding corporate developments, such as business strategies, plans for partnerships and collaborations, plans for acquisitions or other business combinations, divestitures, major contracts, expansion plans, financing transactions and management changes;
•	other legal or regulatory developments, whether actual or threatened;
•	personal information about employees; and
•	nonpublic information of patients, clinical trial volunteers, customers, suppliers and others.

If you have any questions as to what constitutes nonpublic information, please consult the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any).

All nonpublic information must only be used for Company business purposes. You have an obligation to use all reasonable efforts to safeguard the Company’s nonpublic information. You may not disclose nonpublic information to anyone outside of the Company, except when disclosure is required by law or when disclosure is required for business purposes and appropriate steps have been taken to prevent misuse of that information. This responsibility includes not disclosing nonpublic information in Internet discussion groups, chat rooms, bulletin boards or other electronic media. In cases where disclosing nonpublic information is required or necessary, you should coordinate with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any). The misuse of nonpublic information is contrary to Company policy and may also be a violation of law.

The obligation to protect nonpublic information does not end when an employee leaves the Company.

Each employee is required to sign an At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement that addresses the use and disclosure of confidential information of the Company.

Prohibition on insider trading

You may not directly or indirectly—through, for example, significant others, family members or controlled entities—buy or sell stocks or other securities of the Company or any other company based on nonpublic information obtained from your work at the Company. In addition, you may not “tip” others by providing them nonpublic information under circumstances that suggest that you were trying to help them make an investment decision. These obligations are in addition to your obligations with respect to nonpublic information generally, as discussed above.

9

Under U.S. securities laws, it is unlawful for any person who has “material” nonpublic information about a company to trade in the stock or other securities of that company or to disclose such information to others who may trade. Material nonpublic information is information about a company that is not known to the general public and that a typical investor would consider important in making a decision to buy, sell or hold securities. Violations of U.S. securities laws may result in civil and criminal penalties, including disgorgement of profits, civil judgments, fines and jail sentences.

You should be aware that stock market surveillance techniques are becoming increasingly sophisticated, and the probability that U.S. federal or other regulatory authorities will detect and prosecute even small-level trading is significant. Insider trading rules are strictly enforced, even in instances when the financial transactions seem small.

If you have any questions at all regarding trading in the Company’s securities, contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) for guidance.

Maintaining and managing records

The Company is required by local, state, federal, foreign and other applicable laws, rules and regulations to retain certain records and to follow specific guidelines in managing its records. Records include paper documents, email, compact discs, computer hard drives, and all other recorded information, regardless of medium or characteristics. Civil and criminal penalties for failure to comply with such guidelines can be severe for employees, agents, contractors and the Company.

You should consult with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) regarding the retention of records in the case of actual or threatened litigation or government investigation. The Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) will notify you if a legal hold is placed on records for which you are responsible. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. The Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) determines and identifies what types of records or documents are required to be placed under a legal hold. If a legal hold is placed on records for which you are responsible, you must preserve and protect the necessary records in accordance with instructions from the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any). Records or supporting documents that are subject to a legal hold must not be destroyed, altered or modified under any circumstance. A legal hold remains effective until it is officially released in writing by the Chief Executive Officer, the Chief Financial Officer or designated legal personnel (if any). If you are unsure whether a document has been placed under a legal hold, you should preserve and protect that document while you check with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any).

RESPONSIBILITIES TO OUR CUSTOMERS, SUPPLIERS AND COMPETITORS

Overview

You should respect the rights of, and deal fairly with, the Company’s customers, suppliers, business partners and competitors in compliance with law. You should not take unfair advantage of anyone through deception, misrepresentation, manipulation, coercion, abuse of privileged information or any intentional unfair business practice.

Improper payments

You should not authorize, offer, promise or give, or solicit or accept, money, gifts, entertainment, privileges, gratuities, benefits or other items of value intended to improperly influence, directly or indirectly, any business decision or that otherwise violate law or create the appearance of impropriety. You should contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) if you have any questions as to whether a payment is proper.

10

Gifts and entertainment

You may, from time to time, provide or accept business amenities to aid in building legitimate business relationships. Business amenities may include gifts, meals, services, entertainment, reimbursements, loans, favors, privileges or other items of value.

Any business amenity should be consistent with customary business practice and should be reasonable and appropriate for the circumstance. Business amenities should not be lavish or excessive. Business amenities should not violate law or create an appearance of impropriety. You should avoid providing or accepting any cash payment, or other business amenity that can be construed as a bribe or payoff. All Company funds expended for business amenities must be accurately recorded in the Company’s books and records. We encourage you to contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) if you have any questions as to whether a business amenity is permissible.

Selecting suppliers

The Company’s policy is to select suppliers based on the merits of their products, services and business practices and to purchase supplies based on need, quality, service, price and other terms and conditions of sale. You may not establish a business relationship with any supplier if you know that its business practices violate applicable laws.

Handling the nonpublic information of others

You must handle the nonpublic information of others responsibly and in accordance with our agreements with them. Nonpublic information of others includes notes, reports, conclusions and other materials prepared by a Company employee based on the nonpublic information of others.

You should not knowingly accept information offered by a third party, including a customer, supplier or business partner, that is represented as nonpublic, or that appears from the context or circumstances to be nonpublic, unless an appropriate nondisclosure agreement has been signed with the party offering the information. You should contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) to coordinate the appropriate execution of nondisclosure agreements on behalf of the Company.

Even after a nondisclosure agreement is in place, you should accept only the information that is necessary or appropriate to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal. If more detailed or extensive information is offered and it is not necessary or appropriate for your immediate purposes, it should be refused. If any such information is inadvertently received, it should be transferred to the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) for appropriate disposition.

Once the Company has received nonpublic information, you should use all reasonable efforts to:

•	abide by the terms of the relevant nondisclosure agreement, including any obligations with respect to the return or destruction of the nonpublic information;
•	limit the use of the nonpublic information to the purpose for which it was disclosed; and
•	disseminate the nonpublic information only to those other Company employees, agents or contractors with a need to know the information to perform their jobs for the Company, as may be set forth in the relevant nondisclosure agreement.

Improperly obtaining or using assets or information

You may not unlawfully obtain or use the materials, products, intellectual property, proprietary or nonpublic information or other assets of anyone, including suppliers, customers, business partners and competitors. You may not coerce or improperly induce past or present employees of other companies to disclose proprietary or nonpublic information of their former or other employers.

11

Free and fair competition

It is our policy to lawfully compete in the marketplace. Our commitment to fairness includes respecting the rights of our competitors to compete lawfully in the marketplace and abiding by all applicable laws in the course of competing.

Most countries have well-developed bodies of law designed to encourage and protect free and fair competition. These laws are broad and far-reaching and regulate the Company’s relationships with its distributors, resellers, suppliers and customers. Competition laws generally address the following areas: pricing practices (including predatory pricing, price fixing and price discrimination), discounting, terms of sale, credit terms, promotional allowances, secret rebates, exclusive dealerships or distributorships, product bundling, restrictions on carrying competing products, termination and many other practices.

Competition laws also govern, usually quite strictly, relationships between the Company and its competitors. Collusion among competitors is illegal, and the consequences of a violation are severe. You must not enter into an agreement or understanding, written or oral, express or implied, with any competitor concerning prices, discounts or other terms or conditions of sale; profits or profit margins; costs; allocation of product, customers, markets or territories; limitations on production or supply; boycotts of customers or suppliers; or bids or the intent to bid, or even discuss or exchange information on these subjects.

The Company is committed to obeying both the letter and spirit of these laws, which are often referred to as antitrust, consumer protection, competition or unfair competition laws. Although the spirit of these laws is straightforward, their application to particular situations can be quite complex. To ensure that the Company complies fully with these laws, you should have a basic knowledge of them and should promptly involve the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) when questionable situations arise.

WORKING WITH GOVERNMENTS

Overview

Special rules govern our business and other dealings with governments and government officials. Employees, agents and contractors of the Company should use all reasonable efforts to comply with all applicable laws and regulations governing contact and dealings with governments, government employees and public officials. If you deal with governments, government employees or public officials, you should undertake to understand the special rules that apply. If you have any questions concerning government relations, you should contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any).

Government contracts

You should use all reasonable efforts to comply with all relevant laws and regulations that apply to government contracting. You should refer any contract with any governmental entity to the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) for review and approval.

Requests by regulatory authorities

You must cooperate with appropriate government inquiries and investigations in accordance with law. It is important, however, to protect the legal rights of the Company with respect to its nonpublic information. All government requests for Company information, documents or investigative interviews (other than ordinary course regulatory matters under the jurisdiction of the U.S. Food & Drug Administration or a foreign regulatory authority of comparable jurisdiction) should be referred to the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any). You should work with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) in responding to requests by regulatory authorities (other than ordinary course regulatory matters under the jurisdiction of the U.S. Food & Drug Administration or a foreign regulatory authority of comparable jurisdiction) to ensure appropriate responses and to avoid inappropriate disclosure of attorney-client privileged materials, trade secret information or other nonpublic information. This policy should not be construed to prevent an employee from disclosing information to a government or law enforcement agency where the employee has reasonable cause to believe that the information discloses a violation of, or noncompliance with, a state or federal statute or regulation.

12

Improper payments to government officials

You may not offer any payment or business amenity to a public official or a government employee if doing so could reasonably be construed as having any connection with the Company’s business, even if it has a nominal value or no value at all. You should be aware that what may be permissible in dealings with commercial businesses may be deemed illegal and possibly criminal in dealings with the government. You should contact the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) for guidance.

Whether you are located in the United States or abroad, you are also responsible for fully complying with the Foreign Corrupt Practices Act. The Foreign Corrupt Practices Act makes it illegal to offer, pay, promise to pay or authorize to pay any money, gift or other item of value to any foreign official, political party or candidate to assist the Company or another to obtain or retain business. All managers and supervisory personnel are expected to monitor continued compliance with the Foreign Corrupt Practices Act.

Political contributions

The Company reserves the right to communicate its position on important issues to elected representatives and other government officials. It is the Company’s policy to comply fully with all local, state, federal, foreign and other applicable laws, rules and regulations regarding political contributions. The Company’s assets—including Company funds, employees’ work time and Company premises and equipment—must not be used for, or be contributed to, political campaigns or political activities under any circumstances without prior written approval.

Lobbying

You must obtain approval from the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) for any work activity that requires lobbying communication with any member or employee of a legislative body or with any government official or employee in the formulation of legislation. Work activity covered by this policy includes meetings with legislators or members of their staffs or with senior executive branch officials on behalf of the Company. Preparation, research and other background activities that are done in support of such lobbying communication are also covered by this policy even if the communication ultimately is not made.

Immigration laws

The United States and other countries impose restrictions on non-citizens visiting or working in the country. In many instances visas or work permits must be obtained from the government. You are responsible for complying with all applicable immigration laws. If you have any uncertainty concerning the requirements of the law, you should consult with the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) before working in, or travelling to, a country of which you are not a citizen, or authorizing any person to do so.

Trade restrictions

A number of countries maintain controls on the destinations to which products or software may be exported. Some of the strictest export controls are maintained by the United States against countries that the U.S. government considers unfriendly or as supporting international terrorism. The U.S. regulations are complex and apply both to deemed exports from the United States and to deemed exports of products from other countries when those products contain U.S.-origin components or technology. In some circumstances, an oral presentation containing technical data made to foreign nationals in the United States or access by foreign nationals to certain technology may constitute a controlled export. The Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) or designated legal personnel (if any) can provide you with guidance on which countries are prohibited destinations for Company products or whether a proposed technical presentation or the provision of controlled technology to foreign nationals may require a U.S. government license.

13

PROCEDURAL MATTERS

Distribution

All employees will receive a copy of this Code at the time they join the Company and will receive periodic updates. Agents and contractors should also be provided with a copy of the Code. The Code is also available on the Company’s website.

Acknowledgment

All directors, officers and employees must sign an acknowledgment form confirming that they have read the Code and that they understand and agree to comply with its provisions. Signed acknowledgment forms will be kept in your personnel file. Failure to read the Code or to sign an acknowledgement form does not excuse any person from the terms of the Code.

Approvals and waivers

Except as otherwise provided in the Code, the Board of Directors or its designated committee must review and approve any matters requiring special permission under the Code for a member of the Board of Directors or an executive officer. Except as otherwise provided in the Code, the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) must review and approve any matters requiring special permission under the Code for any other employee, agent or contractor.

Any waiver of any provision of this Code for a member of the Board of Directors or an executive officer must be approved in writing by the Board of Directors or its designated committee and promptly disclosed, along with the reasons for the waiver, to the extent required by law or regulation. Any waiver of any provision of this Code with respect to any other employee, agent or contractor must be approved in writing by the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any).

Copies of approvals and waivers will be retained by the Company.

Reporting violations

You should promptly report violations or suspected violations of this Code to the Chief Executive Officer, the Chief Financial Officer, or the whistleblower e-mail at gfelcyn@mosaicie.com.

If your concerns relate to accounting, internal controls or auditing matters, or if the Chief Executive Officer, the Chief Financial Officer or an executive officer is implicated in any violation or suspected violation, you may also contact the Audit Committee of the Board of Directors. If you make an anonymous report, please provide as much detail as possible, including copies of any documents that you believe may be relevant to the issue.

When reports are not made anonymously, reasonable efforts will be made to keep your identity confidential. In certain circumstances, however, your identity may become apparent during an investigation or may need to be disclosed (e.g., in regulatory proceedings). Accordingly, it is not possible for the Company to give a blanket guarantee of confidentiality.

Reprisals, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is prohibited.

14

Investigations

The Company will promptly investigate any suspected violations of this Code. If it is determined that evidence of a violation exists, the individual subject of the investigation will be notified. The subject of an investigation will have an opportunity to respond to any allegations made against that person. A person suspected of violating the Code may be suspended with or without pay while an investigation is conducted. The Company will follow local grievance procedures in jurisdictions where such procedures apply.

It is imperative that the person reporting the violation not conduct an investigation on their own. Employees are expected to cooperate fully with any appropriately authorized investigation, whether internal or external, into reported violations. Employees should never withhold, tamper with or fail to communicate relevant information in connection with an appropriately authorized investigation.

In addition, employees are expected to maintain and safeguard the confidentiality of an investigation to the extent possible, except as otherwise provided below or by applicable law. Making false statements to or otherwise misleading internal or external auditors, investigators, legal counsel, Company representatives, regulators or other governmental entities may be grounds for immediate termination of employment or other relationship with the Company and also be a criminal act that can result in severe penalties.

The Board of Directors or its designated committee will be responsible for investigating violations and determining appropriate disciplinary action for matters involving members of the Board of Directors or executive officers. The Board of Directors or its designated committee may designate others to conduct or manage investigations on its behalf and recommend disciplinary action.

The Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) will be jointly responsible for investigating violations and determining appropriate disciplinary action for other employees, agents and other third parties acting on behalf of the Company. The Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any) may designate others to conduct or manage investigations on their behalf and recommend disciplinary action. The Chief Executive Officer, the Chief Financial Officer or designated legal personnel (if any) will periodically report Code violations and the corrective actions taken to the Board of Directors or its designated committee. The Board of Directors reserves the right to investigate violations and determine appropriate disciplinary action on its own and to designate others to do so in place of, or in addition to, the Chief Executive Officer, the Chief Financial Officer, or designated legal personnel (if any).

Disciplinary action

The Company will take appropriate action against any employee, agent or third party acting on behalf of the Company whose actions are found to violate the Code. Disciplinary actions may include, at the Company’s sole discretion, oral or written reprimand, suspension or immediate termination of employment or business relationship, or any other disciplinary action or combination of disciplinary actions as deemed appropriate to the circumstances. A record of the disciplinary action will be retained in the employee’s personnel file or the third party’s diligence file.

In determining what disciplinary action is appropriate in a particular case, the Company will take into account all relevant information, including the nature and severity of the violation, any history of warnings and violations, whether the violation appears to have been intentional or inadvertent and whether the violator reported his or her own misconduct. The Company will strive to enforce the Code in a consistent manner while accounting for all relevant information. An alleged violator may make a written request for reconsideration within 14 days of notification of the final disciplinary decision.

Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible. Certain violations of this Code may also be subject to civil or criminal prosecution by governmental authorities and others. Where laws have been violated, the Company will report violators to the appropriate authorities.

15

Disclosure

Nothing in this Code limits or prohibits employees from engaging for a lawful purpose in any “Protected Activity.” “Protected Activity” means filing a charge or complaint, or otherwise communicating, cooperating or participating, with any state, federal or other governmental agency, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission and the National Labor Relations Board. Notwithstanding any other policies in this Code (or elsewhere), employees are not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor are employees obligated to advise the Company as to any such disclosures or communications. Notwithstanding the foregoing, in making any such disclosures or communications, employees must take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications; any such disclosure, without the Company’s written consent, violates Company policy.

ADDITIONAL INFORMATION

Nothing in this Code of Business Conduct and Ethics creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Code shall limit the right to terminate employment at-will.

The policies in this Code do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

16